Exhibit 10.1

[Dealer’s name]
[Dealer’s address]1

[__], 2026

To:	Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

Attention: Corporate Secretary

[____]

Re: [Base] [Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [DEALER] (“Dealer”) and Realty Income Corporation, a Maryland corporation, (“Counterparty”), as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August 11, 2026 (the “Offering Memorandum”) relating to the 3.750% Convertible Senior Notes due 2031 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 875,000,000 (as increased by [up to]2 an aggregate principal amount of USD 125,000,000 [if and to the extent that]3[pursuant to the exercise by]4 the Initial Purchasers (as defined below) [exercise]5[of]6 their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (the “Purchase Agreement”) dated as of August 11, 2026, among Counterparty and [ ], as representative[s] of the Initial Purchasers party thereto (the “Initial Purchasers”)) pursuant to an Indenture [to be]7 dated August 14, 2026 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture that are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers and cross-references used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers or cross-references are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]8 [Indenture as executed]9. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 5.09 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3 of this Confirmation), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(i)(iii) of this Confirmation) unless the parties agree otherwise in writing.

1      Include Dealer name, address and, if applicable, logo.

2      Include in the Base Call Option Confirmation.

3      Include in the Base Call Option Confirmation.

4       Include in the Additional Base Call Option Confirmation.

5      Include in the Base Call Option Confirmation.

6      Include in the Additional Base Call Option Confirmation.

7      Insert if Indenture is not completed at the time of the Confirmation.

8      Include in the Base Call Option Confirmation. Include in the additional Call Option confirmation if it is executed before closing of the base deal.

9      Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine other than Sections 5-1401 and 5-1402 of the General Obligations Law); (ii) the election of US Dollars as the Termination Currency; and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply solely to Dealer with a “Threshold Amount” of three percent of [Dealer’s] [Dealer’s ultimate parent’s] shareholders’ equity as of the Trade Date; provided that (A) “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following sentence shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[_], 2026

Effective Date:	The closing date of the [initial][10] issuance of the Convertible Notes [issued pursuant to the option to purchase additional Convertible Notes exercised on the date hereof][11]

10     Include in the Base Call Option Confirmation.

11     Include in the Additional Call Option Confirmation.

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “O”).

Number of Options:	[______][12]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[_]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and [_][13].

Strike Price:	USD [____]

Cap Price:	USD [____]

Premium:	USD [____]

Premium Payment Date:	The Effective Date, or such other date as agreed by the parties in writing.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Excluded Provisions:	Section 5.06(A) and Section 5.07 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date (any such conversion, an “Early Conversion”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the “Holder” (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 5.02 of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 5.08 of the Indenture.

12     For the Base Call Option Confirmation, this is equal to the number of Convertible Notes in principal amount of $1,000 initially issued on the closing date for the Convertible Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Convertible Notes in principal amount of $1,000.

13     Insert the initial Exchange Rate for the Convertible Notes.

Free Convertibility Date:	May 15, 2031

Expiration Time:	The Valuation Time

Expiration Date:	August 15, 2031, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise on the Expiration Date in Respect of Remaining Options” below.

Automatic Exercise:	Applicable; and means that notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date, in respect of which a “conversion notice” or “notice of conversion” (as such term is used in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as such term is defined in the Indenture), a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred [, minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated August 11, 2026 between Dealer and Counterparty (the “Base Call Option Confirmation”) (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be automatically exercised hereunder or under the Base Call Option Confirmation, the Convertible Notes subject to conversion shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated),][14] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Automatic Exercise on the Expiration Date in Respect of Remaining Options:	Notwithstanding Section 3.4 of the Equity Definitions or “Automatic Exercise” above, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Expiration Date that it does not wish automatic exercise to occur, a number of Options equal to the lesser of (a) the Number of Options (after giving effect to “Automatic Exercise” above) as of 5:00 p.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Confirmation)][15] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if (i) a number of Convertible Notes in denominations of USD 1,000 equal to such number of such Remaining Options were converted with a Conversion Date occurring on or after the Free Convertibility Date, (ii) Counterparty were the “Holder” (as such term is defined in the Indenture) of such Convertible Notes and would receive the consideration payable and/or deliverable, as the case may be, upon conversion of such Convertible Notes pursuant to the terms of the Indenture and (iii) the Notice of Final Settlement Method, if any, applied to such Convertible Notes; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Convertible Notes in denominations of USD 1,000 that were subject to Repayment Events (as defined below) described in clause (ii) of Section 9(i)(iv) during the term of the Transaction over (II) [the sum of (i)][16] the aggregate number of Repayment Options that were terminated hereunder relating to Repayment Events (as defined below) described in clause (ii) of Section 9(i)(iv) during the term of the Transaction [and (ii) the aggregate number of Repayment Options (as defined in the Base Call Option Confirmation) that were terminated under the Base Call Option Confirmation relating to Repayment Events (as defined therein) described in clause (ii) of Section 9(i)(iv) thereof during the term of the “Transaction” under the Base Call Option Confirmation][17]. Counterparty shall notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date of the number of Remaining Repurchase Options.

14     Include for Additional Call Option Confirmation only.

15     Include for Additional Call Option Confirmation only.

16     Include for Additional Call Option Confirmation only.

17     Include for Additional Call Option Confirmation only.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above but subject to “Automatic Exercise on the Expiration Date in Respect of Remaining Options” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the Relevant Settlement Method for such Options is Combination Settlement, the amount of the consideration due upon conversion per Convertible Note in excess of the principal amount thereof that Counterparty has elected to pay to “Holders” (as such term is defined in the Indenture) of the related Convertible Notes in cash (the “Specified Cash Amount”); provided that (a) Counterparty must make a single irrevocable election for all Options and (b) if Counterparty is electing Cash Settlement or Combination Settlement, such settlement method election shall be effective only if Counterparty represents and warrants to Dealer in writing on the date of such settlement method election that such election is being made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. Notwithstanding anything to the contrary herein, if Counterparty does not timely deliver the Notice of Final Settlement Method, then the Notice of Final Settlement Method shall be deemed timely given and the Relevant Settlement Method specified therein shall be deemed to be Net Share Settlement. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election (or any deemed election) of a settlement method with respect to the Convertible Notes.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	A “Market Disruption Event” as defined in the Indenture.

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i)	if Counterparty has elected, or is deemed to have elected, to settle its conversion obligations in respect of the related Convertible Note in excess of the principal amount thereof in Shares pursuant to Section 5.03(B)(i)(2) of the Indenture, then the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii)	if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in excess of the principal amount thereof in a combination of cash and Shares pursuant to Section 5.03(B)(i)(2) of the Indenture, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)	if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in excess of the principal amount thereof entirely in cash pursuant to Section 5.03(B)(i)(1) of the Indenture, then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, other than with respect to any Remaining Option, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i)	cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that, other than with respect to any Remaining Option, in no event shall the sum of (x) the Combination Settlement Cash Amount for such Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, other than with respect to any Remaining Option, in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:

For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page O <equity> (or any successor thereto).

Valid Day:	A “Trading Day” for purposes of determining the amounts due upon conversion of the Convertible Notes as defined in the Indenture.
Scheduled Valid Day:	A “Scheduled Trading Day” as defined in the Indenture.
Business Day:	Any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page O <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Settlement Averaging Period:	For any Option, the 20 consecutive Valid Days commencing on, and including, the 21 Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.
Settlement Currency:	USD
Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” or “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from (x) Counterparty’s status as the issuer of the Shares under applicable securities laws and (y) the charter of Counterparty (the “Charter”), (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System, (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)) and (iv) the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be deemed modified accordingly.

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that requires an adjustment under the Indenture to the “Conversion Rate” or the composition of a “Reference Property Unit” or to any “Last Reported Sale Price”, “Daily VWAP,” “Daily Conversion Value,” “Daily Share Amount” or “Daily Cash Amount” (as each such term is defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise), (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the proviso in the first paragraph of Section 5.05(A)(iii)(1) of the Indenture or the proviso in the first paragraph of Section 5.05(A)(iv) of the Indenture) or (z) any open-market Share repurchases at prevailing market prices or privately negotiated accelerated Share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices (including, without limitation, any commercially reasonable discount to average volume weighted average prices) and in accordance with customary market terms for transactions of such type to repurchase the Shares, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all transactions described in this proviso would not exceed 15% of the greater of (i) the number of Shares outstanding as of the Trade Date and (ii) the number of Shares outstanding as of the Issuer’s most recently completed fiscal quarter, in each case, as determined by the Calculation Agent and as adjusted by the Calculation Agent to account for any subdivision or combination with respect to the Shares.

Method of Adjustment:	Calculation Agent Adjustment, which shall not have the meaning set forth in Section 11.2(c) of the Equity Definitions and instead shall mean that, upon any Potential Adjustment Event, the Calculation Agent shall make adjustments in good faith and in a commercially reasonable manner to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction that correspond to the adjustments to the Convertible Notes under the Indenture.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes determined pursuant to the Indenture that involves an exercise of discretion by Counterparty or its board of directors (or equivalent governing body) (including, without limitation, pursuant to Section 5.05(H) of the Indenture, Section 5.09 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, using the methodology set forth in the Indenture for any such adjustment, in good faith and in a commercially reasonable manner; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision.

Notwithstanding anything contained herein to the contrary, (i) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii)(1) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii)(1) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, acting in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the commercially reasonable costs incurred by Dealer in connection with its hedging activities, with such adjustments to be made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period and (ii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as such term is defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as such term is defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust, in good faith and in a commercially reasonable manner, any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its commercially reasonable hedging activities as a result of such Potential Adjustment Event Change, with such adjustments to be made assuming that Dealer maintains commercially reasonable hedge positions.

Dilution Adjustment Provisions:	Sections 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(H) of the Indenture.

UpREIT Reorganization:	Any reorganization of Counterparty’s corporate or organizational structure undertaken solely for the purpose of implementing an “umbrella partnership real estate investment trust” or “UpREIT” structure and pursuing transactions made possible under such structure, pursuant to which, upon the consummation thereof, (i) Counterparty (or its successor) becomes a direct or indirect subsidiary of an entity (whether newly formed or already in existence) that is intended to be treated as a real estate investment trust for U.S. federal income tax purposes and whose common shares (or depositary receipts representing such common shares) are, or promptly following such consummation will be, listed on the New York Stock Exchange, the NYSE American, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) (such entity, together with its successors, the “REIT Entity”), (ii) the REIT Entity is a corporation organized under the laws of the United States, any State thereof or the District of Columbia, and (iii) the REIT Entity owns substantially all of its assets and conducts substantially all of its operations through a limited partnership, limited liability company or other business organization (other than a general partnership) (the “OP”) of which the REIT Entity (or a wholly owned subsidiary of the REIT Entity) is the general partner, manager or managing member, as applicable; in each case, by means of (A) Counterparty forming the OP and directly or indirectly contributing, assigning or transferring all or substantially all of its assets to the OP, (B) Counterparty merging with or into a direct or indirect wholly owned subsidiary of Counterparty, with Counterparty or such subsidiary surviving as the OP (or a wholly owned subsidiary of the OP) of the REIT Entity, or (C) a merger, consolidation or similar business combination transaction involving Counterparty and a newly formed or existing entity, as a result of which such entity (or a successor thereto) becomes the REIT Entity and Counterparty (or its successor) becomes the OP (or a subsidiary of the OP).

For the avoidance of doubt, the term “UpREIT Reorganization” does not include, and shall not be construed to include, any transaction (or series of transactions) involving any entity other than Counterparty and its subsidiaries (the “Counterparty Group”) or any properties, assets or liabilities not a part of Counterparty Group immediately prior to such transaction or series of transactions or any spin-off, tender offer, exchange offer, take-private transaction or other transaction or event not described in the preceding paragraph, each of which shall be treated in accordance with the applicable provisions of this Confirmation without regard to this definition.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” in Section 5.09(A) of the Indenture.

Tender Offers:	Applicable; provided that “Tender Offer” shall not have the meaning set forth in Section 12.1(d) of the Equity Definitions and instead shall mean the occurrence of any event or condition set forth in Section 5.05(A)(v) of the Indenture.

Consequences of Merger Events/Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent, if applicable, shall make a corresponding adjustment in good faith and in a commercially reasonable manner in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as such term is defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be (x) a corporation organized under the laws of the United States, any State thereof or the District of Columbia, (y) in connection with an UpREIT Reorganization, an entity organized under the laws of the United States, any State thereof or the District of Columbia that is the resulting, surviving or transferee person in the Merger Event or Tender Offer, or (z) in connection with an UpREIT Reorganization, a Qualified Successor Entity organized under the laws of the United States, any State thereof or the District of Columbia, the direct or indirect parent of which is a REIT Entity, where the REIT Entity has, on or before the effective time of such Merger Event or Tender Offer, become a party to this Confirmation and assumed or guaranteed the obligations of Counterparty hereunder (and for the avoidance of doubt satisfied the requirements of the second paragraph of Section 9(cc) hereof), then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event (w) references in such Section 12.3(d) to “Tender Offer” shall be replaced by references to “Announcement Event” and references in such Section 12.3(d) to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” in such Section 12.3(d) shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line of such Section 12.3(d), and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall, acting in good faith and in a commercially reasonable manner, adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (1) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event, (2) such adjustment shall be made without duplication of any other adjustment hereunder and (3) in making any such adjustment, the Calculation Agent shall solely take into account changes in stock price, volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to the Transaction. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions, as modified in this paragraph, is applicable.

Announcement Event:	(i) The public announcement by the Issuer, any affiliate or agent of the Issuer or any Valid Third Party Entity of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration (excluding, for the avoidance of doubt, any consideration in the form of earn-outs or bona fide other arrangements for consideration payable post-closing of such acquisition or disposition contingent upon the satisfaction of specified facts or conditions) exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by the Issuer, any affiliate or agent of the Issuer or any Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions, except that all references to “voting shares” in Sections 12.1(d), 12.1(e) and 12.1(l) of the Equity Definitions shall be deemed to be references to “Shares”; provided that Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “25%” in the third line thereof.

A public announcement regarding an UpREIT Reorganization (as defined above), including in respect of the consummation, abandonment or discontinuation thereof, shall not give rise to an Announcement Event hereunder. For the avoidance of doubt, such limitation does not apply to such public announcement to the extent it addresses any matters other than such UpREIT Reorganization, including without limitation any subsequent announcement in respect of a transaction (or series of transactions) that was earlier constituted or characterized as an UpREIT Reorganization but that no longer is so constituted or characterized.

Valid Third Party Entity:	In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that in the case of clause (Y) hereof, the consequence of such law, regulation or interpretation is applied consistently by Dealer to all similar transactions in a non-discriminatory manner;” after the semi-colon in the last line thereof; provided further that, in the case of any Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions, the consequences provided with respect to “Increased Cost of Hedging” in Section 12.9(b)(vi) of the Equity Definitions shall apply to such Change in Law, as if Increased Cost of Hedging were applicable to such event.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”;

(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or the portion of the Transaction affected by such Hedging Disruption”;

and

(iii)	it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable solely in respect of a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth above in the provision opposite the caption “Change in Law”.

Hedging Party:	For all applicable Additional Disruption Events, Dealer. Following any determination by the Hedging Party hereunder (not including, for the avoidance of doubt, any election by the Hedging Party that it is permitted to make), promptly (but in any event within five (5) Exchange Business Days) following a written request by Counterparty therefor, the Hedging Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of the methodology and any assumptions and basis used in making such determination), it being understood that the Hedging Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination. All calculations, adjustments and determinations by Dealer acting in its capacity as the Hedging Party (not including, for the avoidance of doubt, any election by the Hedging Party that it is permitted to make) shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Determining Party:	For all applicable Extraordinary Events, Dealer. Following any determination by the Determining Party hereunder, promptly (but in any event within five (5) Exchange Business Days) following a written request by Counterparty therefor, the Determining Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of the methodology and any assumptions and basis used in making such determination), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination. All calculations, adjustments, and determinations by Dealer acting in its capacity as the Determining Party shall be made in good faith and in a commercially reasonable manner and assuming that Dealer maintains a commercially reasonable hedge position.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer. Regardless of whether or not a standard for the actions of the Calculation Agent is explicitly stated in any provision hereof, the standards of Section 1.40 of the Equity Definitions, as modified by adding the words, “acts or” immediately before the words, “is required to act” in line 2 thereof, shall apply to the Calculation Agent at all times and in respect of all circumstances hereunder. Following the occurrence and during the continuation of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate an independent, nationally recognized equity derivatives dealer to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, promptly (but in any event within five (5) Exchange Business Days) following a written request by Counterparty therefor, the Calculation Agent shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination or calculation.

5.	Account Details.

(a)	Account for payments to Counterparty:

To be provided.

Account for delivery of Shares to Counterparty:

To be provided.

(b)	Account for payments to Dealer:

[Bank:] [______________]
[SWIFT:] [______________]
[Bank Routing:] [______________]
[Acct Name:] [______________]
[Acct No.:] [______________]18

Account for delivery of Shares from Dealer:

To be provided.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [______________][Inapplicable; Dealer is not a Multibranch Party][19]

18       Insert Dealer’s account information.

19       Update as appropriate for Dealer.

7.	Notices.

(a)	Address for notices or communications to Counterparty:

To:	Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

Attention: Corporate Secretary

Telephone: [______________]

Email: [______________]

(b)	Address for notices or communications to Dealer:

[To:	[______________]

Attention:      [______________]

Telephone:   [______________]

Email:           [______________]

With a copy to:

To:	[______________]

Attention:      [______________]

Telephone:     [______________]

Email:            [______________]]20

8.	Representations and Warranties of Counterparty.

In addition to the representations and warranties set forth in Section 3(a) of the Agreement, Counterparty hereby represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(b)	Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(c)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

(d)	To the knowledge of Counterparty, other than pursuant to the Charter, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being financial institutions or broker-dealers.

(e)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

20       Insert Dealer’s information.

(f)	On and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of Counterparty is greater than the sum of the total liabilities (including contingent liabilities) and the capital of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty will be able to continue as a going concern; (E) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) Counterparty would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(g)	The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(h)	[Counterparty has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.][21]

9.	Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 3(a) of the Agreement, subject to customary assumptions, qualifications, and exceptions. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

21       Include for applicable Dealers.

(b)	Repurchase Notices. Counterparty shall, on or prior to the date one Scheduled Valid Day immediately following any day on which Counterparty has effected any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than [__][22] million (in the case of the first such notice) or (ii) thereafter more than [__][23] million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, in the case of any repurchases of Shares pursuant to a plan that meets the requirements of Rule 10b5-1 under the Exchange Act (as defined below), Counterparty may elect to satisfy the requirement to deliver a Repurchase Notice by promptly providing Dealer with advance written notice on or prior to any such day of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such purchases may occur, in each case so long as such advance written notice shall not contain any material non-public information with respect to Counterparty or the Shares. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider” (including without limitation, any forbearance from hedging activities or cessation of hedging activities) and any losses under or resulting from the operation of any ownership limitations contained in the Charter and, in each case, any losses in connection therewith with respect to the Transaction, in each case, assuming that Dealer maintains a commercially reasonable hedge position), claims, damages, judgments, liabilities and commercially reasonable and documented out-of-pocket expenses (including reasonable external attorney’s fees) joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice when and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty , upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable and documented out-of-pocket fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that any Indemnified Person fails to promptly notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder to the extent Counterparty is materially prejudiced as a result thereof. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity; provided that in no event shall Counterparty be responsible hereunder for any fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Persons in connection with any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand in the same jurisdiction. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, and Counterparty shall not, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act.

22       Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by 0.5%. To be determined based on Dealer with highest Applicable Percentage.

23       Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be determined based on Dealer with highest Applicable Percentage.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited to, the following conditions:

(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) of this Confirmation or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) (the “Code”);

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested by and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, (i) have an obligation to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment or (ii) receive from the transferee or assignee on any payment date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment) an amount lower than the amount that Dealer would have been entitled to receive from Counterparty in the absence of such transfer or assignment;

(E)	No Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment;

(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clause (D) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may transfer or assign all or any part of its rights or obligations under the Transaction without Counterparty’s consent (but with prompt subsequent (but in no event more than two Exchange Business Days) written notice to Counterparty), (A) to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent or (B) to any person (including any affiliate of Dealer that does not satisfy the conditions set forth in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case under this clause (B), with a rating for its long-term, unsecured and unsubordinated indebtedness at least equivalent to Dealer’s (or its guarantor’s), provided, however, that, in the case of this clause (B), in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than A3 from Moody’s Investors Service, Inc. or its successor or A-from Standard and Poor’s Rating Group, Inc. or its successor (or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer); provided, however, Dealer may transfer or assign pursuant to this paragraph only if (1) either (i) the transferee or assignee is a “dealer in securities” within the meaning of Section 475(c)(1) of the Code, or (ii) the transfer or assignment does not otherwise constitute a “deemed exchange” by Counterparty within the meaning of Section 1001 of the Code, (2) Counterparty will not, as a result of such transfer or assignment, (i) receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment or delivery) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Counterparty would have been entitled to receive from Dealer in the absence of such transfer or assignment or (ii) have an obligation to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer and assignment, (3) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and assignment and (4) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that results described in clause (2) will not occur upon or after such transfer or assignment. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Option Equity Percentage exceeds 14.5%, (C) the Charter Percentage exceeds 8.0% (or, if less, the “Ownership Limit” as defined in the Charter minus 1%) or (D) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B), (C) or (D), an “Excess Ownership Position”), Dealer, acting in good faith, is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) of this Confirmation shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that, in Dealer’s reasonable judgment based on advice of counsel, could give rise to reporting or registration obligations (except for filings on Form 13F, Schedule 13D or Schedule 13G, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding. The “Charter Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the greater of the number (or, if greater, the value) of Shares that Dealer “Beneficially Owns” or “Constructively Owns” (each within the meaning of the Charter) and (B) the denominator of which is the aggregate number or value, as applicable, of the outstanding Shares on such day. Dealer shall provide Counterparty with written notice of any transfer or assignment on the date of or as promptly as practicable after the date of such transfer or assignment.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines, based on the advice of counsel, that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)	if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular monthly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular monthly cash dividend occurs with respect to the Shares in any monthly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.2710 per Share per month. Upon any adjustment to the Dividend Threshold Amount (as defined in the Indenture) for the Convertible Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(h)	[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][24] [Reserved.]

(i)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a notice of conversion that is effective as to Counterparty has been delivered by the relevant converting “Holder” (as such term is defined in the Indenture):

(A)	Counterparty shall, within five Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i)[; provided that any “Early Conversion Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be an Early Conversion Notice pursuant to this Confirmation and the terms of such Early Conversion Notice shall apply, mutatis mutandis, to this Confirmation][25];

(B)	upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the conversion of such Affected Convertible Notes) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Affected Number of Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Affected Convertible Notes specified in such Early Conversion Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][26] and (y) the Number of Options as of the Conversion Date for such Early Conversion;

24       Include for applicable Dealers.

25       Insert for Additional Call Option Confirmation.

26       Insert for Additional Call Option Confirmation.

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including for such purposes taking into account any applicable adjustments to the “Conversion Rate” (as such term is defined in the Indenture) pursuant to Section 5.07 of the Indenture), multiplied by the Applicable Limit Price on the settlement date for the conversion of the relevant Affected Convertible Note, minus (y) the Synthetic Instrument Adjusted Issue Price per Convertible Note, as determined by the Calculation Agent in good faith and in a commercially reasonable manner. “Synthetic Instrument Adjusted Issue Price per Convertible Note” shall mean the amount determined by the Calculation Agent utilizing the numbers in the table set forth below (the “Synthetic Instrument AIP Table”) based on the settlement date for the conversion of the related Affected Convertible Notes (the “Affected Unwind Date”). If the Affected Unwind Date is not listed below, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices per Convertible Note for the dates immediately preceding and immediately following the Affected Unwind Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(l) of this Confirmation.

Affected Unwind Date/Repayment Date	Synthetic Instrument Adjusted Issue Price Per Convertible Note
[[__], 2026]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD [_______]
[__]	USD 1,000.00

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the “Conversion Rate” (as such term is defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 7.01 of the Indenture and the Convertible Notes are declared due and payable as a result thereof, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)	Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Offering Memorandum or (y) pursuant to Section 5.09 of the Indenture), in each case, without the consent of Dealer.

(iv)	Within five Scheduled Trading Days following any Repayment Event (as defined below), Counterparty (i) shall (solely to the extent that such Repayment Event results directly from (1) the redemption of any Convertible Notes by Counterparty pursuant to Section 4.03 of the Indenture or (2) the repurchase of any Convertible Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture) pursuant to Section 4.02 of the Indenture, and (ii) otherwise may, but shall not be obligated to, notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that such Repayment Notice shall contain a written acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder and in the case of (ii) only, such Repayment Notice shall contain the representation and warranty by Counterparty that Counterparty is not, on the date thereof, aware of any material non-public information with respect to Counterparty or the Shares[; provided, further, that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation][27]. The receipt by Dealer from Counterparty of any Repayment Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this paragraph, it being understood that no Repayment Event shall constitute an Additional Termination Event hereunder unless Dealer has so received such Repayment Notice. Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which in no event shall be earlier than the date on which the relevant Repayment Event occurs or is consummated) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) [(x)] the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, [minus (y) the number of “Repayment Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes (and for the purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Convertible Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)][28], and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction was the sole Affected Transaction, provided that, in the event of a Repayment Event resulting from (1) the redemption of any Convertible Notes by Counterparty pursuant to Section 4.03 of the Indenture or (2) the repurchase of any Convertible Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture) pursuant to Section 4.02 of the Indenture), the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) (x) the amount paid by Counterparty per Convertible Note in connection with the relevant Repayment Event pursuant to the relevant sections of the Indenture, minus (y) the Synthetic Instrument Adjusted Issue Price per Convertible Note subject to such Repayment Event, as determined by the Calculation Agent, in good faith and in a commercially reasonable manner, based on the repurchase date for the relevant Convertible Notes with respect to such termination (the “Repayment Date”). If the relevant Repayment Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Repayment Dates immediately preceding and immediately following the relevant Repayment Date. For the avoidance of doubt, any payment pursuant to this paragraph shall be subject to Section 9(l) of this Confirmation.

27       Insert for Additional Call Option Confirmation.

28       Insert for Additional Call Option Confirmation.

For the avoidance of doubt, solely for purposes of calculating the amount payable pursuant to Section 6 of the Agreement pursuant to the immediately preceding sentence, Dealer shall assume that the relevant Repayment Event (and, if applicable, the related “Fundamental Change” (as such term is defined in the Indenture) and the announcement of such “Fundamental Change” (as such term is defined in the Indenture)) had not occurred. “Repayment Event” means that (i) any Convertible Notes are repurchased and cancelled in accordance with the Indenture (whether in connection with or as a result of the redemption of any Convertible Notes by Counterparty pursuant to Section 4.03 of the Indenture, the repurchase of any Convertible Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture) pursuant to Section 4.02 of the Indenture or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty or any of its subsidiaries in exchange for delivery of any property or assets of such party (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (for any reason other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to the preceding Section 9(i)(ii)), or (iv) any Convertible Notes are exchanged by or for the benefit of the holders thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction. For the avoidance of doubt, any conversion of Convertible Notes (whether into cash, Shares, reference property or any combination thereof) pursuant to the terms of the Indenture shall not constitute a Repayment Event. In addition, Counterparty acknowledges, based on advice of outside counsel, its responsibilities under applicable securities laws, including, in particular, Sections 9 and 10(b) of the Exchange Act and the rules and regulations thereunder in respect of the Repayment Event, including, without limitation, the delivery of a Repayment Notice hereunder.

(j)	Amendments to Equity Definitions, Agreement.

(i)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has, in the commercially reasonable judgment of the Calculation Agent, a material economic effect on the Shares or the Options; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(ii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such Section.

(iii)	Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(iv)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding, immediately following the words “second Scheduled Trading Day” in the ninth line thereof, the words “; provided that the Non-Hedging Party may make the election set forth in clause (C) above only if Counterparty represents to Dealer in writing at the time of such election that (i) Counterparty is not aware of any material non-public information with respect to Counterparty or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws”.

(k)	Setoff. Notwithstanding any provision of the Agreement and this Confirmation (including without limitation this Section 9(k)) or any other agreement between the parties to the contrary, each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the sole Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(c) of this Confirmation as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property that was purchased in connection with the delivery of the Share Termination Delivery Units.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 of this Confirmation will be applicable, except that all references in such provisions to “Physical Settlement” or “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares acquired and held by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction (“Hedge Shares”) cannot be sold in the public market by Dealer without registration under the Securities Act (other than any such Hedge Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)), Counterparty shall, at Counterparty’s election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of substantially similar size and in a similar industry; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size and industry to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), and to use commercially reasonable efforts to provide opinions and certificates and such other documentation as is customary for private placements agreements for transactions of similar size and type, all consistent with such customary market practice and in form and substance reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any commercially reasonable discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Right to Extend. Dealer may postpone or add, in a commercially reasonable manner, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, to the extent Dealer reasonably determines (and in the case of clause (ii) below, based on the advice of counsel), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases or sales of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (so long as such policies or procedures have been adopted by Dealer in good faith and are consistently applied to transactions similar to the Transaction); provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 20 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common shareholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration actually received by holders of Shares pursuant to such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)	Early Unwind. In the event the sale of the [“Firm Notes”][29] [“Additional Notes”][30] (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer an opinion of counsel as required pursuant to Section 9(a) of this Confirmation, in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Tax Matters.

(i)	Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance Act. The parties hereto agree that for the Transaction the term “Tax” as used in Paragraph 9(w)(iii) and the term “Indemnifiable Tax” as defined in Section 14 of the Agreement, shall not include any Tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)	Tax Documentation. For purposes of Section 4(a)(i) of the Agreement, (i) Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and (ii) Dealer agrees to deliver to Counterparty [one duly executed and completed applicable Internal Revenue Service Form W-9 (or successor thereto)][31], in each case, (A) on or before the date of execution of this Confirmation and (B) promptly upon reasonable demand by the other party or upon learning that any such tax form previously provided by it has become obsolete or incorrect.

(iii)	Payer Tax Representations. For the purpose of Section 3(e) of the Agreement, each of Dealer and Counterparty makes the following representation: It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (A) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (B) the satisfaction of the agreement contained in Section 4(a)(i) or Section 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or Section 4(a)(iii) of the Agreement and (C) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, except that it will not be a breach of this representation where reliance is placed on clause (B) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.

29       Insert for Base Call Option Confirmation.

30       Insert for Additional Call Option Confirmation.

31       To be updated as appropriate for Dealer.

(iv)	Payee Tax Representations. Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Maryland. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. [Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii).][32]

(v)	Section 871(m). Dealer and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”)) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 2015 Section 871(m) Protocol.

(x)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(y)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty the terms of any Potential Adjustment Event, the Calculation Agent shall determine in good faith and in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction, and if so, shall, in its good faith and commercially reasonable discretion, adjust the Cap Price to account for the economic effect on the Transaction of such occurrence or declaration (provided that in no event shall the Cap Price be less than the Strike Price; and provided further that any adjustment to the Cap Price made pursuant to this section shall be made without duplication of any other adjustment hereunder). Solely for purposes of this Section 9(y): (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to each such term in the Equity Definitions (in the case of the definition of “Potential Adjustment Event”, as amended by Section 9(j)(i) of this Confirmation, and in the case of the definition of “Tender Offer”, as amended by the provisions opposite the caption “Announcement Event” in Section 3 of this Confirmation) and (y) “Extraordinary Dividend” means any cash dividend on the Shares in an amount per Share in excess of the Regular Dividend (for the avoidance of doubt, determined on a per month basis). Notwithstanding the foregoing, solely for purposes of this Section 9(y), neither an UpREIT Reorganization nor any announcement, abandonment, discontinuation or consummation thereof shall constitute a Potential Adjustment Event or otherwise give rise to any adjustment to the Cap Price or any other term of the Transaction pursuant to this Section 9(y) except to the extent an analogous adjustment is made to the Strike Price in respect of the UpREIT Reorganization pursuant to “Method of Adjustment” above.

32       To be updated as appropriate for Dealer.

(z)	CARES Act. Counterparty acknowledges that the Transaction may constitute a purchase of Counterparty’s equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), it will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System, the U.S. Department of Treasury or similar governmental entity for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that neither it, nor any of its subsidiaries have applied, and have no present intention to apply, for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the CARES Act), investment, financial assistance or relief, that it comply with any requirement to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty; provided that Counterparty may apply for any such governmental assistance if Counterparty determines based on the advice of nationally recognized outside counsel that the terms of the Transaction would not cause Counterparty to fail to satisfy any condition for application for or receipt or retention of such governmental assistance based on the terms of the relevant program or facility as of the date of such advice. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law, including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of this Transaction (either by specific reference to this Transaction or by general reference to transactions with the attributes of this Transaction in all relevant respects).

(aa)	Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., AdobeSign (any such signature, an “Electronic Signature”)) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Confirmation or in any other certificate, agreement or document related to this Confirmation shall include any Electronic Signature, except to the extent electronic notices are expressly prohibited under this Confirmation or the Agreement.

(bb)	REIT Matters. The parties agree that for all purposes of the Agreement and this Confirmation, neither Dealer, nor any of its affiliates or any other person whose ownership of shares would be attributed to Dealer under the definitions of “Beneficial Ownership” or “Constructive Ownership” under the Charter (collectively, the “Dealer Group”), shall be treated as “Beneficially Owning” or “Constructively Owning” any shares to the extent such shares are held in a purely fiduciary capacity for someone who is not a member of the Dealer Group or otherwise not held by such person as principal provided that no other member of the Dealer Group is the principal with respect to such shares.

(cc)	UpREIT Reorganization. Counterparty shall provide Dealer with prior written notice, reasonably in advance of the proposed effective date, of any proposed UpREIT Reorganization (as defined in Section 3 above). Counterparty and Dealer shall negotiate in good faith and use commercially reasonable efforts to enter into an amendment to this Confirmation and any related documentation reasonably necessary to reflect such UpREIT Reorganization (the “Reorganization Documentation”). The Reorganization Documentation shall provide for the following (the “Documentation Conditions”): (i) adding the REIT Entity (and, if applicable, the OP) as a party hereto, or otherwise providing for the assumption by the REIT Entity of certain of Counterparty’s obligations hereunder, (ii) making such other conforming changes to this Confirmation as the parties reasonably determine to be necessary or appropriate to reflect the UpREIT Reorganization and (iii) addressing applicable U.S. federal income tax, securities law and other considerations arising therefrom, including without limitation such representations, warranties and agreements relating to securities law and other issues as reasonably requested by Dealer that Dealer has determined, in its reasonable discretion, to be necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted in connection with such UpREIT Reorganization, and to preserve (in the manner contemplated on the date hereof) its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and without additional cost to Dealer. For the avoidance of doubt, entry into the Reorganization Documentation shall not be a condition to Counterparty’s consummation of any UpREIT Reorganization. Provided Dealer has complied with its obligations under this paragraph, failure to satisfy the Documentation Conditions shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, the Documentation Conditions will not be satisfied if, as a consequence of an UpREIT Reorganization, Shares held as part of Dealer’s Hedge Positions that had not been subject to restrictions on transfer under the Securities Act become subject to such restrictions.

Counterparty shall be the sole holder of, and sole party to, the Transaction and, unless the REIT Entity becomes the issuer of the Convertible Notes pursuant to the UpREIT Reorganization, the REIT Entity will be entering such documentation solely for the limited purpose of confirming the agreements relating to securities law issues and other aforementioned legal requirements (but not otherwise becoming generally liable to perform under the Transaction or hold the Transaction as an asset).

“Qualified Successor Entity” means with respect to a Business Combination Event, a corporation; provided, however, that a limited liability company, limited partnership or other similar entity will also constitute a Qualified Successor Entity with respect to such Business Combination Event if either (A) such Business Combination Event is an Exempted Fundamental Change (as defined in the Indenture); or (B) both of the following conditions are satisfied: (i) either (x) such limited liability company, limited partnership or other similar entity, as applicable, is treated as a corporation or is a direct or indirect, Wholly Owned Subsidiary (as defined in the Indenture) of, and disregarded as an entity separate from, a corporation, in each case for U.S. federal income tax purposes; or (y) Counterparty has received an opinion of a nationally recognized tax counsel to the effect that such Business Combination Event will not be treated as an exchange under Section 1001 of the Code, for holders or beneficial owners of the Convertible Notes; and (ii) such Business Combination Event constitutes a Common Stock Change Event (as defined in the Indenture) whose Reference Property (as defined in the Indenture) consists solely of any combination of cash in U.S. dollars and shares of common stock or other corporate common equity interests of an entity that is (x) treated as a corporation for U.S. federal income tax purposes; (y) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; and (z) the direct or indirect parent of such limited liability company, limited partnership or other similar entity.

(dd)	[Insert Dealer agency boilerplate, if applicable.]

(ee)	[Insert preferred form of US QFC Stay Rule language for each Dealer, as applicable.]

(ff)	[Insert additional Dealer boilerplate, if applicable.]

[Signature Pages Follow]

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Very truly yours,

[DEALER][33]

By:
Name:
Title:

33       Include Dealer preferred signature page information, as applicable

[Signature Page to the [Base] [Additional] Capped Call Confirmation]

Accepted and confirmed as of the Trade Date:

REALTY INCOME CORPORATION

By:
Name:
Title:

[Signature Page to the [Base] [Additional] Capped Call Confirmation]